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                                                                   EXHIBIT 10.17

                              SETTLEMENT AGREEMENT

         WHEREAS, subsequent to the merger of the John Vann Company with Rushmore Financial Group, Inc. ("RFGI") in 1999, John A. Vann ("Vann") asserted claims against RFGI and its board members (the "Board") in 1999-2000 arising out of RFGI's representations leading to the merger, business activities and the business decisions of the Board; and

         WHEREAS, bona fide disputes and controversies exist between the parties, both as to liability and the amount thereof, if any, and by reason of such disputes and controversies, the parties hereto desire to compromise and settle all claims and causes of action of any kind whatsoever which Vann has arising out of the pre-merger representations by RFGI, the business activities of RFGI, and the business decisions made by the Board.

         NOW, THEREFORE, for and in consideration of the recitals set forth above and the execution of this Settlement Agreement, the parties hereto agree to the following:

         1. Effective May 31, 2000, unless RFGI shall give notice to Vann before 5:00 p.m. Dallas time, on June 1, 2000, that all of the terms set forth in the Term Sheet dated 5/17/00 (attached hereto as Exhibit "A") have not been approved by the Board of RFGI and an officer of Spectrum Insurance ("Spectrum") by such time, the parties agree that the business of Rushmore Investors Advisors, Inc. ("RIA"), a wholly owned subsidiary of RFGI, will be operated in such a way that:

                  (a). Vann will serve as RIA's chairman, CEO, and sole director, and shall be granted full authority to manage the business and operations of RIA, subject to Vann's and RIA's continuing to conduct its operations in compliance with all laws applicable to RFGI, as they may apply to RIA, and RIA, including all federal and state securities and tax laws.

                  (b) RIA will retain possession and control over its own cash flow, including but not limited to RIA's having complete responsibility for the disposition of all cash receipts and cash disbursements.

                  (c) To the extent RIA uses any of the services provided by either RFGI or any RFGI subsidiary, then RFGI (or its subsidiary) shall send an invoice at the then competitive market rate charges for such services to RIA for such services, and RIA shall pay in accordance with the terms of such invoice.

                  (d) RIA shall pay for RIA's pro rata share of the cost of the annual audit for RFGI to be performed by RFGI's independent public accountants, Grant Thornton.

                  (e) RFGI shall arrange for the physical delivery to RIA of all the computer hardware/software (including website and Advent
                  Link) and other assets, which are currently being used for the business of RIA.


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                  (f) Vann will provide to RFGI, by the twelfth business day of each month, all financial information regarding RIA's prior month's activities that is reasonably necessary for RFGI to prepare accurate financial statements for RIA in accordance with GAAP and applicable regulatory principles. Such information will include, but is not limited to, cash receipts registers, cash disbursement registers, and statistical information regarding assets under management.

                  (g) Vann will be the custodian of all RIA financial records that relate to the time period for which Vann has responsibility for RIA's own cash receipts and disbursements. Vann agrees to cooperate with requests by governmental authorities for such records, and agrees to maintain custody of these records, for a time period encompassing the time period for which the Federal Income Tax Return for the year 2000 is subject to audit by the Internal Revenue Service.

                  (h) Until the triggering even occurs (as described in either Paragraphs 2 or 3 of this Settlement Agreement) RFGI cannot terminate Vann from his position with RIA, except for good cause. In the event of the perceived existence of "good cause" grounds for termination or resignation, the party seeking to terminate or resign shall give written notice to the other party of the perceived grounds for "good cause", and the other party receiving the notice shall have until March 31, 2001, to cure such "good cause" grounds. Failure to cure on a timely basis shall result in the termination or resignation. If such termination or resignation occurs, and the parties are unable to agree on whether or not it was appropriate, then the dispute will be submitted to mediation in accordance with Paragraph 9 of this Settlement Agreement.

                  2. On the first date when the publicly traded common stock of RFGI has a closing price of $6.00 (or more) per share, Vann and RFGI will exchange their stock, under the terms of which Vann will transfer all of his RFGI stock to RFGI, and, simultaneously, RFGI will transfer all of the RIA stock to Vann, subject to RFGI's holding such RIA stock as collateral under the Loan Agreement and Collateral Transfer and Security Agreement dated August 27, 1999, as described and modified in Paragraph 7 of this Settlement Agreement. In the event that on the first date when the publicly traded common stock of RFGI has a closing price of $6.00 (or more), (i.e., the triggering event occurs), and the actual closing price is $7.00 (or more) per share, to the extent that RFGI records a gain on the stock exchange transaction in accordance with GAAP, RFGI will forgive the then outstanding indebtedness described in Paragraph 7 of this Settlement Agreement by the amount of the gain.

                  3. If the election provided for in Paragraph 2 of this Settlement Agreement is not exercised prior to 1/1/01, because of RFGI's common stock not reaching the $6.00 (or more) per share closing price, then Vann shall have the right to require RFGI to forthwith effectuate a tax-free spin-off of RIA whereby RIA becomes a publicly traded investment advisory entity under the terms of the spin-off. The parties hereto shall utilize their best efforts to effect either the transfer or spin-off in the most effective, reasonable, and expedient way possible, and in no case shall either party cause such processes to be delayed unreasonably. RIA and RFGI shall each be responsible for paying one-half of the reasonable legal and


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         accounting fees incurred which are associated with the spin-off. At the time the spin-off is effectuated, Vann shall own in excess of 50.0% of the publicly traded RIA entity, (with the remainder of the stock in the new entity being owned by the remaining RFGI shareholders other than the RFGI control group ("the RFGI Control Group") whose shares will be transferred to Vann to reach the above 50.0% level) and Vann shall transfer all of his RFGI stock to the RFGI Control Group. Vann's shares in the publicly traded RIA entity after the spin-off shall be held by RFGI as collateral under the Loan Agreement and Collateral Transfer and Security Agreement dated August 27, 1999, as described and modified in Paragraph 7 of this Settlement Agreement.

                  4. Effective 5/31/00, subject to the RFGI board approving this Settlement Agreement on 6/1/00, Vann has resigned from his position as a member of RFGI's board of directors and from all other executive positions he holds for RFGI, and shall deliver resignation letters to that effect at the time this Settlement Agreement is executed. Vann shall continue to enjoy the same indemnity benefits as enjoyed by all other officers and directors of RFGI until such time as the triggering event in Paragraphs 2 or 3 occurs.

                  5. Effective 5/31/00, subject to the RFGI board approving this Settlement Agreement on 6/1/00, Vann's existing Employment Agreement with RFGI and the obligations of Vann set forth in Sections 3.18, 3.21, 3.25, 3.26, 5.1, 5.2, 5.4, 5.5, 5.6, 5.8, 8.1, 8.4, 8.8, and 8.9 of the
         Merger Agreement, shall be terminated and be of no force or effect. If any conflict arises between this Settlement Agreement and the Merger Agreement, this Settlement Agreement shall govern and be controlling. It is further understood and agreed by the parties to this Settlement Agreement that after (i) the triggering event in Paragraph 2 of this Settlement Agreement occurs, (ii) the spin-off described in Paragraph 3 is effectuated, (iii) the first date occurs when RFGI voluntarily seeks relief from creditors under any state or federal statute, regulation or code, including any state or federal bankruptcy statute, regulation or code, or any third-party, person, entity or governmental agency or regulatory body files to place RFGI in bankruptcy or receivership under any state or federal statute, regulation or code, (and such involuntary bankruptcy is not dismissed soon thereafter) or (iv) March 31, 2000, whichever date comes first, then Section 5.7 of the Merger Agreement is terminated and Vann and/or any entity in which he owns a controlling interest is not prohibited from conducting a financial services business or organization that engages or participates, directly or indirectly, in the sale of insurance, securities or other investment products and/or that solicits


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         business from any person or entity that is or was a client of RFGI or any of RFGI's subsidiaries or affiliates, specifically including Rushmore Investment Advisors, Inc. Notwithstanding any of the other provisions or language set forth in this Settlement Agreement, should RFGI voluntarily seek relief from creditors under any state or federal statute, regulation or code, including any state or federal bankruptcy statute, regulation or code, or any third-party, person, entity or governmental agency or regulatory body files to place RFGI in bankruptcy or receivership under any state or federal statute, regulation or code, (and such involuntary bankruptcy is not dismissed soon thereafter) then the Merger Agreement shall be terminated effective immediately and shall be of no force or effect.

                  6. Upon the first to occur of either (a) RFGI's common stock reaching $6.00 (or more) per share closing price, as provided in Paragraph 2 of this Settlement Agreement, or (b) Vann's electing the tax-free spin-off, as provided in Paragraph 3 of this Settlement Agreement, then upon the occurrence of the completion of such first event and transfer, (A) Vann (on behalf of himself, his heirs, assigns, affiliates, predecessors, successors, and any Vann-controlled entity) shall release, acquit, and forever discharge RFGI, its agents, servants, representatives, attorneys, employees, officers, directors, shareholders, successors, assigns, subsidiaries, and affiliates, and all persons (including but not limited to Mr. Rusty Moore), natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which Vann has now existing against RFGI, it being intended that Vann will release all claims of any kind which he might have had against those hereby released whether previously threatened or asserted or not, and (B) RFGI (on behalf of itself, its officers, directors, shareholders, assigns, affiliates, predecessors, successors, agents, and representatives) shall release, acquit, and forever discharge Vann, his heirs, assigns, affiliates, predecessors, successors, agents, servants, representatives, attorneys, employees, and any Vann-controlled entity, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which RFGI has now existing against Vann, it being intended that RFGI will release all claims of any kind which it might have had against those hereby released whether previously threatened or asserted or not. The granting of these mutual releases shall occur so long as RFGI and RIA are each in compliance with the terms of this Settlement Agreement and all applicable laws and regulations. Until such time as the triggering event incurs in connection with Paragraphs 2 or 3 of this


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         Settlement Agreement, Vann and RFGI hereby covenant not to institute litigation or arbitration against each other or any RFGI agent, servants, representatives, attorneys, employees, officers, directors, shareholders, successors, assigns, subsidiaries, and affiliates.

                  7. It is acknowledged that Vann has previously obtained a loan from RFGI, under a Loan Agreement, Promissory Note, and Collateral Transfer and Security Agreement dated August 27, 1999, which loan currently has an outstanding principal balance in the amount of $270,000.00, plus accrued but unpaid interest in the amount of $10,319.18, such that the current total indebtedness owed on the loan is $280,319.18. The parties hereby agree that the terms of the Loan Agreement, Promissory Note, and Collateral Transfer and Security Agreement dated August 27, 1999, are all hereby restructured, such that Vann's repayment obligation to RFGI shall require him to pay 9% interest on the $280,319.18 current total indebtedness amount, and, therefore, shall pay to RFGI each month the amount of $2,102.39 on the 1st day of the month beginning 7/1/00 until the occurrence of the first triggering event in either Paragraph 2 or 3 of this Agreement, and after such triggering event, Vann shall make 48 monthly payments to RFGI in the amount of $6,975.75 on the 1st day of the month following the triggering event, in order to pay off the balance of the indebtedness. Until the entirety of the debt is paid off, the collateral for the modified loan shall continue to be all of Vann's RFGI stock, until such time as the triggering event occurs under Paragraphs 2 or 3 of this Settlement Agreement, in which case the collateral for the loan shall be substituted, at which time the collateral for the unpaid loan shall either be all of the RIA stock or the stock in the publicly traded RIA entity after the spin-off, which Vann is to receive under said Paragraphs. After the execution of this Settlement Agreement, RFGI shall deliver the collateral to Will Pryor, as RFGI's trustee or escrow agent under the Collateral Transfer and Security Agreement, (or any other neutral who is mutually agreeable to Mike McCauley and Talmage Boston), for such trustee to hold until (i) Vann has defaulted on his payment obligations under the loan, been given notice of default and failed to cure such default, or (ii) all indebtedness owed on the loan has been paid in full. Upon the occurrence of either of these two events, the trustee shall deliver the collateral to RFGI in the event of default, or shall deliver the collateral to Vann in the event of payoff. RIA shall be responsible for the payment of all fees and costs charged or incurred by the trustee or escrow agent.


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                  8. Until such time as the occurrence of the first triggering event in either Paragraph 2 or 3 of the Agreement, Vann shall receive monthly compensation from RIA in the minimum amount of $50,000.00 per month, with $8,333.33 per month being Vann's salary, and the balance of the monthly payment being a bonus and/or additional compensation, which payments shall be paid from RIA's cash flow. Any amounts paid to Vann in excess of $50,000.00 per month shall require the approval of RFGI's Compensation Committee, which approval shall not be unreasonably withheld. In the event Vann believes that RFGI's Compensation Committee is unreasonably withholding consent to Vann's request for compensation in excess of $50,000.00 per month, then such dispute shall be mediated in accordance with Paragraph 9 of this Settlement Agreement.

                  9. In the event of a dispute between the parties arising from or relating to this Settlement Agreement, they hereby agree to a delay of four weeks before instituting any litigation or arbitration so that such dispute may be mediated by Mr. Will Pryor before the pursuit of any litigation or arbitration. In the event Mr. Pryor is unavailable within two (2) weeks after notice of the dispute, then the parties will attempt to mediate with a mutually agreeable mediator but only if it can be done within four weeks.

                  10. This Settlement Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which constitute one and the same instrument.

                  11. This Settlement Agreement will be governed by, enforced, and interpreted in accordance with the laws of the State of Texas.

                  12. The failure of any party to enforce any of its rights or remedies under this Settlement Agreement with respect to any specific act or failure to act will not constitute a waiver of the right to such party to enforce such rights and remedies with respect to any other or subsequent or failure to act.

                  13. Neither this Settlement Agreement nor any provision of it may be changed, waived, discharged, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

                  14. This Settlement Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Settlement Agreement and there are no representations, understandings, or agreements relative to this Settlement Agreement which are not fully expressed in it.


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                  15. Each party warrants and represents to the other party
         that, before the execution of this Settlement Agreement, it has not transferred, conveyed, pledged, or in any manner assigned any of the claims, demands, actions, cause of action, suits, costs, losses, damages, expenses, or liabilities released herein.

                  16. Each party agrees to execute and deliver such documents and take such other action as will be reasonably required to carry out the provisions of this Settlement Agreement.

                  17. Any notice required to be given or made pursuant to this Settlement Agreement will be in writing and will be deemed properly and sufficiently given or made if delivered in person or if sent by registered or certified mail, return receipt requested, or by courier receipt of delivery or by facsimile transmission to the other party at the address or telecopier number set forth below:

                  If to John Vann, address to John Vann, 1424 Gables Court, Plano, Texas 75075, fax 972/964-1928, with a copy to his attorney Mike McCauley, McCauley MacDonald Devin & Huddleston, 3800 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, fax (214) 747-0942.

                  If to RFGI, address to Mr. Rusty Moore, Rushmore Financial Group, Inc., 13355 Noel Road, One Galleria Tower, Suite 650, Dallas, Texas 75240, fax (972) 450-6001, with a copy to Mr. Talmage Boston, Winstead Sechrest & Minick, 5400 Renaissance Tower, 1201 Elm, Dallas, Texas 75270, fax (214) 745-5859.

                  18. The person, address, or telecopier number to which notice must be given pursuant to the previous paragraph may be changed at any time upon giving two (2) business days' written notice to the other party.

                  19. The terms and agreements set forth herein are binding upon any successors and/or assigns of RFGI.

         IT IS EXPRESSLY UNDERSTOOD AND AGREED that the terms hereof are contractual and are not merely recitals and that the agreements herein contained and the consideration transferred are to compromise doubtful and disputed claims, avoid further litigation, and buy peace, and that no consideration delivered nor releases given shall be construed as an admission of liability, all liability being expressly denied.

         Vann and RFGI warrant that they and their respective representatives have read this agreement and fully understand it to be a compromise, settlement and release of all present, known claims, that Vann has or may have against the party or parties released, arising out of the matters described. RFGI also warrants that its representative is fully and legally competent to execute this agreement, and that he does so of his own


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         free will and accord without reliance on any representation of any kind or character not expressly set forth herein.

         SIGNED this 7th day of June, 2000.



                                           ----------------------------
                                           /s/ JOHN A. VANN


                                           /s/ RUSHMORE FINANCIAL GROUP, INC.
                                           BY:
                                              ----------------------------------
                                           ITS:
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